FRANKLIN  LAKE  RESOURCES  INC.

172 Starlite Street, South San Francisco, CA  94080

TEL   650-588-0425      FAX   650-588-5869      E-MAIL   info@franklinlake.com

WEBSITE   franklinlake.com

NEWS RELEASE                   ---                       No. 2005-04                       ---                       August 9, 2005

FRANKLIN LAKE RESOURCES HOLDS ANNUAL MEETING --

MR3 SYSTEMS TO FINANCE COMPLETION OF AMARGOSA PROCESSING FACILITY

SOUTH SAN FRANCISCO, CA  --  Tuesday, August 9, 2005  --  Franklin Lake Resources (OTCBB: FKLR) held its annual meeting of stockholders at MGM Grand Hotel in Las Vegas, on Monday, August 8.  Father Gregory Ofiesh, president and CEO, said that the actual meeting was brief because no voting or other action was taken; stockholders with a majority of the shares had already elected directors and approved the auditor; this procedure was taken as in past years to save the time, energy, and funds required to issue a proxy statement and related material.

After adjournment of the formal meeting, Father Ofiesh reported on the company's current operational and financial situation.  He included information on some recent developments that he believes will improve the company's overall prospects for success.

These developments were explained in two power point presentations, one by William Tao, Ph.D., recently elected a director of the company, and president of MR3 Systems, Inc. (OTCBB: MRMR), in San Francisco, and the other by James Murray, president of Arrakis, Inc., an independent testing and consulting firm in Denver, Colorado.

Dr. Tao's presentation covered MR3's technology and its plans to apply the technology on Franklin Lake's operations at the Amargosa Valley facility.  Dr. Tao also said that, as part of the strategic partnership agreement signed between MR3 and Franklin Lake, "MR3 will finance completion of the pilot plant and the 50 - 100 tons per day processing facility at Amargosa for the extraction of precious metals from the playa material."

Mr. Murray's presentation began with a thorough analysis of the testing done in Phase I of its agreement with MR3.  He also reported that Arrakis has recently completed analyzing and testing Franklin Lake material from its claims in the Franklin Lake playa in California, and is now developing the Phase II analysis of the playa, under contract with MR3, which will provide engineering parameters for the design and construction of the processing facility.  MR3 and Arrakis have made design changes in the Phase II study.  Phase II should be completed by September 8, 2005.  (Information on Mr. Murray's presentation are available on the company's website.)

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Mr. Murray has already told Franklin Lake and MR3 that he would not have proceeded to Phase II if he personally did not believe that the project would be viable.  Father Ofiesh said he is very encouraged by the work of Arrakis and the commitment by MR3.

Father Ofiesh concluded by saying that the company has received e-mail addresses from approximately 15 percent of its stockholders, and he requested others to forward their e-mail addresses so the company can keep them informed.  They should also check the company's website regularly.

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NOTE:  This news release may contain forward looking statements.  Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted results.

CONTACT:  Father Gregory Ofiesh, President and CEO  --  (650) 588-0425

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PR 2005-04 d aug 9